Exhibit 99.1
Press Release
16290 S.W. Upper Boones Ferry Road, Portland, OR 97224	www.calypte.com

Company Contact:	Investor Relations Contact:
Jerrold D. Dotson, VP-Finance	Dan Schustack
(503) 726-2227	CEOcast, Inc.
email:jdotson@calypte.com	Phone: (212) 732-4300
email:dschustack@ceocast.com

Calypte Biomedical Appoints Donald Taylor as CEO

Sales-focused Executive Takes Leadership; Roger Gale Remains Chairman;
Existing Investors to Exercise $1 Million of Warrants

Portland, OR - June 18, 2008 - Calypte Biomedical Corporation (OTCBB: CBMC), a developer, manufacturer and marketer of HIV diagnostic tests, today announced the appointment of Donald N. Taylor as President and Chief Executive Officer, effective immediately. Mr. Taylor has considerable expertise in sales and marketing and has a solid track record of growing revenue quickly in major markets around the world and building momentum towards profitability and beyond. Mr. Taylor succeeds Roger I. Gale, who has resigned as President and Chief Executive Officer after completing a two-year term of employment. Mr. Gale remains the Chairman of Calypte’s Board of Directors and will assist Mr. Taylor in the transition to his new position.

Mr. Taylor has most recently served as, and will continue to serve as, Chief Executive Officer of Swivel Secure Ltd., a United Kingdom-based company providing tokenless authentication software. Under Mr. Taylor’s leadership, Swivel Secure’s revenue has grown by 300% and its customer base has increased significantly during the less than two years that Mr. Taylor has been there. Swivel Secure is primarily owned by The Marr Group, an affiliate of Marr Technologies BV, which is an affiliate of Calypte and Calypte’s largest stockholder, currently holding approximately 19% of its common stock.

Mr. Taylor had earlier served as Chief Executive Officer of Clearswift Limited, a United Kingdom-based technology company supplying e-mail content filtering software. Under Mr. Taylor’s leadership, Clearswift increased its annual revenues by a factor of 16 in less than three years and, by acquiring a competitor, became the largest worldwide content filtering company. Mr. Taylor has also served in other senior international management, sales and marketing positions with both domestic and international-based companies and industries where he has been instrumental in increasing revenues to achieve enterprise profitability.

Mr. Taylor said, “I am pleased to join Calypte at this critical time and am optimistic about its future. I believe that the company has the products and technology to build a sustainable revenue stream leading to profitability. My primary objectives are to build sales, reduce costs and achieve profitability as quickly as possible. I want to thank Roger Gale for his leadership and commitment to the company over the past two years. His efforts will greatly facilitate our future progress.”

Mr. Gale said, “It has been my great privilege to work with the staff and management of the company and to serve its stockholders for more than two years. This is a very exciting time for the company and I look forward to seeing the many great things the company has been doing in the R&D area and on the sales and marketing side come to fruition in the near future.” Mr. Gale continued, “I have every confidence that Don Taylor will do a great job for the company. He has a fantastic track record of leadership and experience in the global market place and his proven ability to deliver on sales and profitability is second to none.”

Calypte also announced that, effective June 12, 2008, it reduced the exercise price of 88.25 million Series A common stock purchase warrants issued to four investors in the March 2007 private placement from $0.08 per share to $0.05 per share and extended the term of those warrants by one year, to June 28, 2009. Calypte also extended the term of the 50 million Series B common stock purchase warrants issued to those investors for one year, to September 30, 2009. In consideration, the investors agreed to exercise $1 million of the re-priced Series A common stock purchase warrants by July 18, 2008, $500,000 of which have already been exercised.

Calypte will file a Current Report on Form 8-K with the Securities and Exchange Commission today reporting these developments.

About Calypte Biomedical Corporation:

Calypte Biomedical Corporation is a US-based healthcare company focused on the development and commercialization of rapid testing products for sexually transmitted diseases such as the Aware™ HIV-1/2 OMT test that are suitable for use at the point of care and at home. Calypte believes there is a significant need for rapid detection of such diseases globally to control their proliferation, particularly in developing countries, which lack the medical infrastructure to support laboratory-based testing. Calypte believes that testing for HIV and other sexually transmitted infectious diseases may make important contributions to public health, and could increase the likelihood of treating those with undetected HIV and other sexually transmitted diseases. For more information, visit www.calypte.com.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based on currently available information and assumptions made by managements. Although we believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors, including the potential risks and uncertainties set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2007 and relate to our ability to obtain sufficient financing, if and as needed, and access funds from our existing financing arrangements, in order to continue our current and future operations, and whether demand for our test products in domestic and international markets will generate sufficient revenues to achieve positive cash flow and profitability. We assume no obligation to, and do not currently intend to, update these forward-looking statements.